Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

BY

CRYO-CELL INTERNATIONAL, INC.

OF

UP TO 750,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $3.25 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK TIME, ON JULY 28, 2015, UNLESS THE TENDER OFFER IS EXTENDED.

June 30, 2015

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 30, 2015, and the related Letter of Transmittal, in connection with the tender offer by Cryo-Cell International, Inc., a Delaware corporation (“Cryo-Cell”), to purchase up to 750,000 shares of its common stock, par value $0.01 per share, at a purchase price of $3.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the tender offer.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer, including the “odd lot” priority, proration and conditional tender provisions thereof. Shares tendered but not purchased pursuant to the tender offer will be returned at Cryo-Cell’s expense promptly after the expiration date. Cryo-Cell reserves the right, in its sole discretion, to purchase more than 750,000 shares in the tender offer, subject to applicable law. See Section 1 of the Offer to Purchase.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 750,000 shares, or such greater number of shares as Cryo-Cell may elect to purchase, subject to applicable law, Cryo-Cell will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Upon the terms and subject to the conditions of the tender offer, if greater than 750,000 shares, or such greater number of shares as Cryo-Cell may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the expiration date, Cryo-Cell will purchase properly tendered shares on the following basis. First, Cryo-Cell will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any “odd lot” holder (a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares) who (a) tenders all shares owned beneficially or of record by that odd lot holder (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference) and (b) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Cryo-Cell will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until Cryo-Cell has purchased 750,000 shares (or such greater number of shares as Cryo-Cell may elect to purchase). Third, only if necessary to permit Cryo-Cell to purchase 750,000 shares (or such greater number of shares as Cryo-Cell may elect to purchase), Cryo-Cell will purchase shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account upon the terms and subject to the conditions of the tender offer.

We call your attention to the following:

1. The purchase price in the tender offer is $3.25 per share, net to you in cash, without interest.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

4. The tender offer and withdrawal rights with respect to the tender offer will expire at Midnight (one minute after 11:59 p.m.), New York time, on July 28, 2015, unless the tender offer is extended.

5. The tender offer is for 750,000 shares of common stock, constituting approximately 7.75% of Cryo-Cell’s outstanding common stock as of June 30, 2015.

6. Tendering stockholders who are registered stockholders or who tender their shares directly to Continental Stock Transfer and Trust Company, the Depositary for the tender offer, will not be obligated to pay any brokerage commissions, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of shares to Cryo-Cell pursuant to the tender offer.

7. If you own beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares and check the box captioned “Odd Lots” in the attached Instruction Form, Cryo-Cell, upon the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

8. If you wish to condition your tender on all or a minimum number of your shares being purchased by Cryo-Cell, you may elect to do so by completing the section captioned “Conditional Tender” in the attached Instruction Form. If, because of proration, the minimum number of shares designated will not be purchased, Cryo-Cell may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all of your shares of common stock and checked the box so indicating.

9. The Cryo-Cell board of directors has approved the tender offer. However, none of Cryo-Cell, its board of directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering any shares. You should carefully evaluate all information in the Offer to Purchase and the related Letter of Transmittal, should consult with your own financial and tax advisors, and should make your own decisions about whether to tender shares, and, if so, how many shares to tender.

10. Cryo-Cell’s directors and officers are entitled to participate in the tender offer on the same basis as other stockholders. However, its five directors, David I. Portnoy, Mark L. Portnoy, Jonathan H. Wheeler, M.D., George Gaines, and Harold D. Berger have all indicated that they do not intend to tender any shares. Of its two executive officers who are not directors, Jill Taymans, Vice President, Finance and Chief Financial Officer, has indicated that she does not intend to tender any shares, and Oleg Mikulinsky, Chief Information Officer, has indicated that he may tender up to 20,000 shares. Cyro-Cell does not know whether Mary J. Nyberg and Charles D. Nyberg, as co-trustees of CDMJ Nyberg Family Trust, or Ki Yong Choi, who own approximately 8.54% and 22.54%, respectively, of its outstanding stock, intend to tender any of their shares. In the event that they do tender all or a significant portion of their shares, the proration factor in the tender offer could be substantially impacted. As a result, a more limited number of shares properly tendered by stockholders other than odd lot holders would be purchased.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form as promptly as possible. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

All capitalized terms used and not defined herein shall have the same meanings as in the Offer to Purchase.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration date of the tender offer. Please note that the tender offer and withdrawal rights will expire at midnight (one minute after 11:59 p.m.), New York time, on July 28, 2015, unless Cryo-Cell extends the offer.

The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any U.S. jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the applicable laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

BY

CRYO-CELL INTERNATIONAL, INC.

OF

UP TO 750,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $3.25 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 30, 2015, and the related Letter of Transmittal, in connection with the tender offer by Cryo-Cell International, Inc., a Delaware corporation (“Cryo-Cell”), to purchase up to 750,000 shares of its common stock, par value $0.01 per share, at a purchase price of $3.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the tender offer.

The undersigned hereby instruct(s) you to tender to Cryo-Cell the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, under the terms and subject to the conditions of the tender offer.

Number of shares to be tendered by you for the account of the undersigned:

                         shares. Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

ODD LOTS

(See Instruction 14 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares. The undersigned either (check one box):

☐       is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐       is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s) thereof, shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by such beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of such shares.

CONDITIONAL TENDER

(See Instruction 13 of the Letter of Transmittal)

A stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to this Instruction Form must be purchased if any shares tendered are purchased from such stockholder, all as described in the Offer to Purchase, particularly in Section 6 thereof. Any stockholder desiring to make a conditional tender must so indicate by checking the box below. Unless the minimum number of shares indicated below is purchased by Cryo-Cell in the tender offer, none of the shares tendered by such stockholder will be purchased. It is the stockholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased. Unless this box has been checked and a minimum specified, the stockholder’s tender will be deemed unconditional.

☐       The minimum number of shares that must be purchased from the undersigned, if any are purchased from the undersigned, is:                          shares.

If, because of proration, the minimum number of shares designated will not be purchased, Cryo-Cell may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box:

☐       The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure delivery.

Account Number(s):

Signature(s):

Name(s):

(Please Print)

Address(es):
(Including Zip Code)

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number(s):

Dated:	, 2015

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